Exhibit 99.1

RURAL/METRO CORPORATION STOCKHOLDERS

APPROVE MERGER AGREEMENT

SCOTTSDALE, Ariz. (June 27, 2011) – Rural/Metro Corporation (NASDAQ: RURL), a leading national provider of ambulance and private fire protection services announced today that its stockholders have voted to adopt the previously announced Agreement and Plan of Merger, dated March 28, 2011, by and among the Company, WP Rocket Holdings LLC (n/k/a WP Rocket Holdings Inc.) and WP Rocket Merger Sub, Inc., a wholly owned subsidiary of WP Rocket Holdings Inc. and affiliate of private equity firm Warburg Pincus, at a special meeting of the stockholders of the Company held on June 27, 2011.

The affirmative vote of a majority of all votes entitled to be cast with respect to the outstanding shares of the Company’s common stock was required to approve the adoption of the merger agreement. According to the final tally of shares voted, approximately 72.27% of the voting power of the Company as of the close of business on May 25, 2011, the special meeting record date, voted for approval of the proposal to adopt the merger agreement.

The proposed merger was announced on March 28, 2011, and is expected to close on June 30, 2011.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 20 states and approximately 440 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including statements relating to the anticipated completion date of the merger described herein, are forward-looking statements. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. The Company’s actual results could differ materially from those projected in these forward-looking statements. The Company may face risks and uncertainties related to other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

###

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337

(RURL/G)